Exhibit To Form NSAR
Mosaic Tax-Free Trust
September 30, 2001

Discussion of Merger Activity.

Effective June 19, 2001, the Tax-Free Maryland Fund series of the Trust merged into the Tax-Free National series of the Trust. The reorganization was designed to be accomplished as a tax-free reorganization pursuant to Internal Revenue Code Section 368(a)(1)(C). Of the 174414.336 shares represented in person or by proxy, 116787.675 voted in favor of the merger
 and 57626.661 voted against.   As of the date of the merger,
shareholders of the Tax-Free Maryland Fund received approximately 0.92625 shares of beneficial interest of Tax-Free National Fund for each share they held of Tax-Free Maryland Fund. A total of 182060.536 shares of Tax-Free Maryland Fund were outstanding as of the date of the reorganization, resulting in the issuance of 168567.170 shares of beneficial interest. The Tax-Free Maryland Fund's net assets on June 19, 2001 ($1,818,840), including $72,219 of net unrealized appreciation, were combined with those of Tax-Free National Fund. Tax-Free Maryland Fund distributed all income to its shareholders prior to the reorganization and had no gains to distribute. The separate and combined aggregate net assets as of the date of the reorganization are as follows:

Financial Position for Merged Funds as of June 19, 2001
                                            Mosaic Tax-Free
Unaudited                                   Maryland Fund

Investment in securities at cost          $1,723,768
Investment in long-term
  securities at value                      1,795,987
Other assets                                  23,939

                                           1,818,842
Liabilities                                    1,084
Net assets                                $1,818,842
Shares outstanding                           182,061
Net asset value per share                      $9.99


                                            Mosaic
                                            Tax-Free
Unaudited                                   National Fund

Investment in securities at cost         $20,915,837
Investment in long-term securities
  at value                                22,054,988
Other assets                                 424,728
                                          22,479,716
Liabilities                                   12,430
Net assets                               $22,467,286
Shares outstanding                         2,083,051
Net asset value per share                     $10.79

                                            Combined
                                            Mosaic Tax-Free
                                            National Fund
Unaudited

Investment in securities at cost         $22,639,605
Investment in long-term
  securities at value                     23,850,975
Other assets                                 448,667
                                          24,299,642
Liabilities                                   13,514
Net assets                               $24,286,128
Shares outstanding                         2,251,618
Net asset value per share                     $10.79